Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS, INC. REPORTS DELAY OF ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 2025

Sunbury, PA (February 25, 2026) – Weis Markets, Inc. (NYSE: WMK) (the “Company”) today announced that it will delay the filing of its Annual Report on Form 10-K for the 52-week fiscal year ended December 27, 2025. The filing is delayed because the Company requires additional time to complete a review and analysis of the impact to, and associated restatement of, its historical financial statements related to the incorrect recording of certain overstated inventory amounts. The Company continues to work diligently to complete the remaining review and restatement procedures. The Company expects to file its Annual Report on Form 10-K for the 52-week fiscal year ended December 27, 2025, including all required restated financial statements, no later than March 12, 2026; however, the timing of the filing may be subject to further delay, and the Company cannot provide assurance regarding the definitive filing date while this work remains in progress.

At this time, the Company estimates that the incorrect recording of overstated inventory is up to $22 million as of the quarter ended September 27, 2025 which is an aggregation of an error that accumulated over multiple reporting periods. As of the quarter ended September 27, 2025, the aggregated estimate amount represents approximately 6.7% of Inventories within Current Assets and approximately 1.1% of Total Assets on the Consolidated Balance Sheet. These estimated adjustments are preliminary, and while the Company currently expects to report such estimated adjustments, there can be no assurance that the final adjustments made as part of any restatement will not differ materially from these estimates.

In the interest of providing shareholders with relevant and timely information, the Company is disclosing certain preliminary unaudited net sales results. Net sales and other revenue totaled $4.96 billion for the 52-week fiscal year ended December 27, 2025, compared with $4.79 billion for the 52-week fiscal year ended December 28, 2024, an increase of 3.5 percent. Fiscal year 2025 comparable store sales excluding fuel increased 2.1 percent on an individual year-over-year basis and increased 4.0 percent on a two-year stacked basis.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 203 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.